Exhibit 99.1
Friedman Billings Ramsey Group, Inc.

Investor Conference Call
Third Quarter Investor Call
October 23, 2008

OPERATOR: Good morning. My name is Felicia and I will be your conference operator today. At this time I would like to welcome everyone to the FBR Group Third Quarter 2008 Earnings call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you have already done so, please press the pound sign now, then press star one again to ensure your question is registered. Thank you.

I would now like to turn the conference over to Chief Financial Officer, Kurt Harrington. Sir, you may begin.

KURT HARRINGTON: Thank you. Good morning. There’s been a slight glitch in the PR news service. We expect a release to go out over the wire in any second.

Before we begin this morning’s call, I would like to remind everyone that statements concerning future performance, development, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-
looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, mortgage delinquencies and defaults, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel and general economic, political and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Group’s Annual Report on Form 10-K and in quarterly reports on Form 10-Q.

Joining me on the call this morning are FBR Group’s President and Chief Operating Officer, Rock Tonkel, and Eric Billings, Chairman and Chief Executive Officer of FBR Group. I’ll now turn the call over to Eric Billings for remarks.

ERIC BILLINGS: Thank you, Kurt. Obviously the environment continues to be as challenging as we have ever seen. What we are experiencing, in terms of the nature and severity of the dislocation in the financial markets, as well as the impact on an increasingly interconnected global economy, is unprecedented. We expect the duration of this downturn will be prolonged.

Furthermore, it is clear that the structured finance industry has undergone and will continue to undergo profound change. In this environment of deteriorating market conditions, we have continued to evaluate our strategy and tactics accordingly to maximize the value of FBR Group’s assets and liabilities.

For the quarter, we announced a net after-tax loss of $169 million for the quarter ended September 30, 2008, or $1.12 per share, diluted. This is compared to a net after-tax loss of $210 million, or $1.25 per share, for the third quarter.

Of the total losses for the quarter, $1.5 million was cash operating loss, $23.9 million were net realized investment losses on the sale of agency MBS and hedge instruments and $14.7 million related to our net minority interest in FBR Capital Markets.

During the quarter the Company also recorded a $4.1 million gain on the extinguishment of $6.8 million of trust-preferred debt. So, remaining losses were $3.8 million of non-cash compensation charges plus $129 million of non-cash impairment losses on MBS, of which $85.5 million had already been reflected in AOCI as of June 30th, 2008.

At the end of the quarter, consolidated total tangible capital was $572 million comprised of total tangible capital of $349 million at the REIT and FBR Group’s ownership interest in FBR Capital Markets, which had tangible capital of $223 million as of September 30th, 2008. Tangible book value at the end of September was $268 million, or $1.81 per share.

Due to the continued deterioration of market conditions during the quarter, we implemented a program to downsize the MBS portfolio and extinguish trust-preferred debt. From the beginning of the third quarter through today, we have reduced the size of the MBS portfolio by $1.8 billion and reduced our repo exposure by $1.7 billion.

Today, as a result, the Company’s agency MBS portfolio is valued at $503 million, and super senior-AAA-MBS is valued at $195 million, with total repurchase agreements reduced to $568 million.

Along with our MBS portfolio downsizing efforts to reduce exposure to deteriorating market conditions, we have the opportunity to extinguish our remaining trust-preferred debt at substantial discounts to face resulting in significant gains.

During and after the third quarter, through today, we have extinguished a total of $45 million of trust-preferred debt, resulting in a $27 million gain.

We believe these values are reflective of current market conditions. We are seeking to maximize the value of our assets and remaining $273 million of trust-preferred debt liability.

Through this program of reducing our balance sheet and extinguishing our trust-preferred debt, we have the flexibility to maximize the value of our remaining assets and liabilities over time for our shareholders.

As we announced in our press release, to assist us in this effort, we have retained financial advisors to evaluate strategic alternatives, to include the possible sale of the company or its assets, or the distribution of its assets to shareholders.

I’d like to conclude with the following observations about FBR Capital Markets. First, it is important to reiterate that FBR Group’s results have no effect or impact on the financial strength, performance or on-going operations of our majority-owned subsidiary.

FBR Group does, however, consolidate FBR Capital Markets’ financial results on a proportionate basis, and as announced yesterday, FBR Capital Markets reported a third-quarter loss of $28.6 million, or 44 cents per share, of which $14.7 million was realized by FBR Group’s interest during the quarter.

During the quarter, FBR Capital Markets implemented a cost-reduction initiative that targeted annualized fixed-cost reductions of $30 million, and variable cost reductions, that, together, will result in a material lowering of the breakeven levels. Importantly, the company operated at a cash breakeven level in September.

As mentioned in its release, at the end of the quarter, FBR Capital Markets reported $452 million of capital—all equity. FBR Capital Markets is a firm that has historically performed well in challenging environments. With substantial balance sheet strength, the franchise is as strong as it has ever been and should be well positioned to take advantage of the changing competitive landscape and opportunities created by this extraordinary period in our industry.

In closing, I want to emphasize that over the next several months we will continue to focus on maximizing the value of FBR Group’s assets and trust-preferred liabilities as we execute strategic alternatives.

I will now open the call to questions.

OPERATOR: Ladies and gentlemen, at this time in order to ask a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q and A roster. And, again, that is star one for any questions.

You have a question from the line of Richard Sloan.

RICHARD SLOAN: Gentlemen, my first comment is that I’m disappointed that you first come out with your release almost simultaneously with the call. I don’t know why you can’t get this information out first so we can digest it before the conference call. That’s my comment.

My question is: I don’t understand how FBR Capital Markets is trading around $4. We own, as I understand, better than 50 percent of Capital Markets’ stock, and FBR Group is trading around 50 some-odd cents. Could you explain this dichotomy, please?

ERIC BILLINGS: So, Richard, again, number one, we apologize for the confusion. There are a number of releases going out simultaneously and then there was just difficulty getting it through the news services.

So, as it relates to the stock, I think, Richard, we would have to recognize that, given the incredible dislocation and chaos in the equity capital markets, we have securities and stocks that are trading at levels that don’t reflect value of franchises, don’t reflect liquidation values, don’t reflect many things. And there’s not a lot that can be done about that.

Obviously, as we have described here, this is obviously a very disappointing quarter given the chaos of the financial system. The fact is that we lost $169 million; however, only $36 million of this was cash, and so, in that sense, obviously, $133 million was the mark.

It is important that people realize, because of our opportunity to generate to date substantial gains from the sale of our liabilities, our trust-preferred liabilities, we’re actually generating very substantial gains and that will facilitate our ability to add, we believe, significant value to the company as we patiently await the markets on agency, government-backed assets, and AAA super senior assets to revert back to far more normalized levels, ideally resulting in significant economic gain and value improvement in our business. We are positioning the company so that we can do this with great patience. And eventually it will be recognized in the stock price.

The stock price may give us opportunity to take advantage of the stock price, if it continues to trade meaningfully below what we believe the value of the franchise. And, so, these are all things that we are thinking about and considering.

RICHARD SLOAN: All right. As a follow-up question -- can you hear me?

ERIC BILLINGS: Yes, I can.

RICHARD SLOAN: Okay. Right now you said the book value as of September 30 was $1.81. Can you tell me what cash you have on hand right now? I’m still looking through this report. I don’t have all of these numbers in front of me.

The second, you mentioned FBR Capital Markets, and I caught that call, is running on a breakeven point right now. What about FBR Group? Is this loss going to continue? Is this cash going to get eaten up? What is the status? Can you give us a forward-look on this?

ERIC BILLINGS: So, yes, in responses to that, Richard. Number one, the cash and the company, as we speak…

J. ROCK TONKEL, JR.: September 30th it was about $82 million.

ERIC BILLINGS: And in addition to that, of course, we have cash in our agency portfolio and agency assets, that are highly liquid agency assets, of more than $50 million.

RICHARD SLOAN: How much is that per share?

ERIC BILLINGS: That would total about 80 cents probably of book—or more actually—yes, about 80 cents of the book. And then in addition to that, FBR Capital Markets has—I believe it’s our proportional share of roughly $230 million of equity. A substantial portion of that is cash. So, the totality of the cash and cash equivalents in the company in the aggregate are a very substantial part of the book value.

RICHARD SLOAN: Did you say it’s close to $1.80 in cash?

ERIC BILLINGS: It’s not all of the tangible book, it’s a substantial part of the book.

RICHARD SLOAN: Okay. Can you give me that number?

ERIC BILLINGS: You know, we’ll have to calculate it, Richard, and get back to you. But, again, as you can see from the release, it’s about $130-40 million of cash at Group in cash and/or in the agency securities. And FBR Capital Markets, on the same basis, is going to be approximately—and I’m working off the top of my head, Richard so I probably shouldn’t be doing that. But in total, guys, Richard, it’s a substantial part of the tangible book value of the company. We can do the calculations with you, if you’d like, off line.

RICHARD SLOAN: Uh-huh. Okay. That’s fine. And now can you tell me going forward—answer the other part of the question—going forward, what do you see as far as a breakeven for FBR Group?

ERIC BILLINGS: Right. So, specifically, Richard, as I think we said in the script, but definitely it’s in the release, we lost on an operating basis $1,500,000 for the quarter. So, the company, on an operating basis, is functionally at a cash breakeven level. And, that, obviously has been an important objective. We will seek to maintain that at the Group side of the balance sheet as we continue to recognize the value on the liability side by selling trust preferreds at significant discounts to face, recognizing substantial gains. We will be endeavoring to do these activities and to simultaneously keep the operating cash of the business at about a breakeven level.

RICHARD SLOAN: So, you’re trying to preserve FBR Group right now, to the extent possible, on a cash breakeven? That’s what you’re attempting to do right now?

ERIC BILLINGS: That is certainly, from an operating perspective, that’s exactly right, Richard.

RICHARD SLOAN: And if FBR Capital can start to make some money, then the outlook for FBR Group would—I mean, this is the rosiest scenario right now in this environment.

ERIC BILLINGS: Well, I wouldn’t necessarily describe it as rosy or not rosy, Richard. I would just simply say that that is exactly what we’re doing at this time. The company is operating at very close to, or functionally at around, a cash breakeven from an operating perspective, which gives us the ability, with the very high levels of cash and liquidity that we have, and significantly reduced balance sheet, that we’re in a position now where we can patiently realize the value and the totality of our balance sheet. And, as we said, right now there is great value in our judgment, and as we have recognized in the liability side of our balance sheet through the sale of our trust-preferred securities at significant discounts. In addition, we, as stated in the release and script, our agency securities and super senior AAA securities on a marked basis are marked significantly below par. To the degree that we can patiently wait for markets to stabilize, and the credit markets to, quote, “thaw” over time, we would expect portions of those marks to return back to us. So, this is our corporate process at this time.

And, in addition, as you observed, we are taking the proper steps at FBR Capital Markets, very aggressively cutting costs. We operated at cash breakeven in September. And, so, to the degree that, in time, as the capital markets activities pick up, we think FBR Capital Markets is very strategically poised to have very strong operating performance. And between that, plus the realization of these values in the Group balance sheet—that is our strategy. That is our operating plan. We believe we have the flexibility, the liquidity, the patience to achieve these objectives as we go forward.

RICHARD SLOAN: Okay. One final question. You mentioned almost in passing that you have some strategic alternatives that you are looking at. Can you just give me a little more insight as to what it is, what assets you’re trying to sell, or what kind of strategic alternatives are you referring to?

ERIC BILLINGS: Well, so, let me just say this, Richard. We’re exploring many things. And we’re not going to go into all the detail at this time, but as things unfold we certainly would go into more. But, for instance, in recognizing the value of our trust-preferred liabilities, it could be necessary to sell part of the corporate structure or shell. We would explore that possibility. We have significant NOLs. There may be ways to realize some of the values of those NOLs through sales, parts of the corporate shell, et cetera. There are numerous different things that we’re looking at that we will be continuing to look at to maximize the economic value. We can’t be sure that any of these things will occur, but, obviously, we have made meaningful progress on a number of these items and we continue, and we intend to continue, moving forward and exploring all alternatives that can maximize the value.

RICHARD SLOAN: All right. Thank you.

ERIC BILLINGS: Thank you.

OPERATOR: Your next question comes from the line of Frank Dimino.

FRANK DIMINO: This is just to follow up, one quick one, Eric. Rick said some of it before and answered most of them. The strategic alternative, one has been to buy back stock. Where are we on that process? I mean, at 50 cents a share, why wouldn’t that have been something we had, we’ve been active in?

ERIC BILLINGS: In terms of buying back stock?

FRANK DIMINO: Right.

ERIC BILLINGS: Yes. So, Frank, there are times where companies, because of activities they’re pursuing, are precluded from buying back stock. And because of some of the activities and strategic alternatives we’re exploring, we have been, you know, advised that it would best that we not do that from time to time.

Having said that, I want to be clear, that we are evaluating the value of the stock. We do believe that at these levels it does not -- it obviously is dramatically below the value of the business. And we would intend, within the proper bounds of the rules of this activity, to take advantage of these circumstances as it is appropriate.

FRANK DIMINO: Well, if we stay under a dollar, is there a threat of delisting?

ERIC BILLINGS: The technical issue there, I believe, is that if it trades under 35 cents for a certain period of time, that is a possibility. Having said that, I think the New York Stock Exchange does have flexibility in this regard under periods of difficulty. And, so, these are things that we are mindful of. And there are steps we can take to prevent that from occurring.

FRANK DIMINO: Okay. Thank you.

ERIC BILLINGS: Thank you.

OPERATOR: Your next question comes from the line of Bernard Fromovitz.

BERNARD FROMOVITZ: Hey, guys. A quick question for you. I mean, it sounds like you guys are just sort of like trying to ride out the storm until you kind of get the value of FBCM. What things could happen that would prevent that from occurring? Is it just continued marks on the MBS portfolios, such that your equity goes into a negative position? I mean, would that matter, or is it repo counterparties? I’m just trying to think of what the risks here are.

ERIC BILLINGS: Well, you know, Bernard, I think, again, the company, between the tangible common, the trust-preferred capital, the capital in the business is very significant. So, that certainly gives us the ability to, you know, sit here and withstand just about any storm. So, we don’t see those type of things right now as being problematic. But, you know, clearly as markets continue to mark, if the world continues to mark agency securities lower, and/or AAA super senior assets lower, the counterparties or repo providers could require more margin balance.

Our agency securities are on a repo line, where the vast majority of them are until the end of December of 2009. So, these kinds of things, they could require more margin balance, requiring more of our cash. But we believe we’re positioned to withstand those kinds of things and, again, to patiently, as you said, wait out this storm, and take advantage of it.

And obviously, as odd as that may sound, we believe that the evidence of our selling the trust-preferred liabilities at very substantial gains is, obviously, evidence of the fact, that in a very severe break in the financial system, providing people the opportunity to buy our liabilities—in other words, be a funding source in absence of other means for companies—they are willing to pay substantially below the par values of those securities that we have.

Stated slightly differently, we are able to sell our liabilities at meaningfully below par, generating very substantial cash gains in providing the buyer with what is a functional cash financing at 1,000, 1,200, 1,500, 1,800 over LIBOR. But that, unfortunately, in the current circumstances of our financial system, is in many cases, the cheapest financing that exists in the country.

And, so, this is a very difficult time for everybody, but it does create opportunities in certain circumstances where we have been able and will be endeavoring to continue to take advantage of that to create incremental value for the company.

BERNARD FROMOVITZ: How big was that sale?

ERIC BILLINGS: We’ve sold $45 million so far. And we are actively working on, you know, other parts of the trust preferred as we speak. The $45 million we sold at a $27 million cash gain.

BERNARD FROMOVITZ: Okay. So, actually the holder of the holder of the trust preferred had to agree to that sale? I’m just trying to understand how that would work.

ERIC BILLINGS: Well, there are numerous ways to do that, Bernard. And, so, we’re not going to go into that over the phone, but there are many different ways to do it. But, obviously, people are buying back their trust preferreds and conducting other kinds of activities all over the United States. But it is something that we are doing.

BERNARD FROMOVITZ: Okay. And just on the MBS portfolio, because, obviously, you guys seemed in a pretty good capital position at the end of the last quarter, with a lot of cash and just basically a more conservative portfolio than you’ve ever had. And it seems like now your portfolio came under a lot of stress. So, maybe just run me down sort of the subsegments of the portfolio that you have left. And what would also be helpful is where that portfolio is currently marked as a percent of par.

J. ROCK TONKEL, JR.: So, today, Bernard, the predominant portfolio is agency floaters. Those are about $500 million. In addition to that, you may recall, there is the portfolio super senior AAAs. Those are just under $200 million. So, your total MBS portfolio balance at the REIT is about $700 million. And your repo balance, again, that is about $570 million.

The agency assets, as you know, are now explicitly Treasury guaranteed. Those assets are marked in the mid 90s. And the other assets are marked in the mid 70s. The super senior AAA is in the mid 70s.

BERNARD FROMOVITZ: Okay. And that’s as of 9/30, or is that a more recent mark? Because there’s been a lot of dislocation since the end of the quarter.

J. ROCK TONKEL, JR.: That’s actually more current.

BERNARD FROMOVITZ: Okay. So --

J. ROCK TONKEL, JR.: At 9/30, though the information you’ll see in the release is forwarding to today from the end of the quarter. And, so, the marks at the end of the quarter were somewhat higher. And these marks that I gave you are current mark levels. This is current mark levels.

BERNARD FROMOVITZ: And is the problem with the agency? Because, I mean, a mid 90s mark for a government guarantee seems pretty amazing. So, is the problem there more of a technical issue where, since the government is out there guaranteeing, you know, bank paper and putting more explicit guarantees out there, that there’s just less demand for agencies and that’s kind of putting some pressure on the prices, or is there something else?

ERIC BILLINGS: So, specifically, Bernard, this goes to the heart of the financial crisis and the magnitude, and the significance, and the pervasiveness of the financial crisis that exists on the globe, specifically floater paper today is government guaranteed. It’s Treasury equivalent from a credit perspective. It floats with interest rates, so, it actually has no interest rate risks and there’s no credit risks. It is literally the greatest security ever created. And these assets trade below par. It is obviously a remarkable event, probably one, fair to say, none of us could imagine. But it is, in fact, true. It is, again, the measure of the magnitude of this financial break. It is a measure of the fact that the liquidity in the system, the global system, is very, very strained. And that lack of liquidity is causing a circumstance where companies are deleveraging and they’re downsizing. And, as this occurs, it actually caused government assets to trade below par.

Now, obviously, governments around the world are interjecting trillions of dollars of cash and capital into the financial system to cause this problem to be stopped and reversed. We are seeing evidence of that. We are seeing evidence of, quote, falling in the credit market. And, clearly, one would expect that these assets will be the first to see that. But it is an extraordinary unprecedented circumstance.

BERNARD FROMOVITZ: Right. Right. But you don’t think it’s some arbitrage of government guarantees or something like that? Like, oh, I can get a higher yield on bank paper in an agency, so, I’ll buy that and there’s just less buyers for agency?

ERIC BILLINGS: I would say it in this way, I think, in a sense—without getting too philosophical here—that some of that exists, of course, right now. But remember, from that perspective, you would have to look at the United States and the global stock markets trading at something in the vicinity of a five-, six- or seven-hour lie, depending on what earnings numbers people want to use. And in that context, one can buy, for instance, AAA super senior mortgage assets where there’s really no possibility of loss. And you can buy those for 20 to 50 percent cash yield to maturity. So, we know that the markets are completely out of kilter. It is impossible for this global stock markets to trade at these kind of ROIs and have Treasury assets and/or super senior AAA-type assets trade at those kinds of valuations. Nonetheless, they all do. And, so, I think we are in a process right now where the globe and the world capital markets are normalizing, and they’re finding an equilibrium, which is going to cause ROIs, and all of these markets ultimately, on a risk-adjusted basis, to move back to proper levels. And that is going to mean that either the massive liquidity injected into the global financial system is going to allow these extraordinarily high-grade financial assets to move back toward an above par and then equity capital markets could stabilize; or we are going to have further erosion in these kind of markets as that cash flows out of those markets into much higher grade markets—like agencies and/or super senior AAAs—until the system finds an equilibrium. But the world is working at it in an unprecedented global way. And we are seeing evidence of success, even in the high-grade credit markets. And we are confident that these coordinated efforts will continue to have success. But in any case, we certainly believe we are positioning FBR Group to be able to withstand these activities and to be actually able to benefit. Again, these would be things like selling our liabilities at significant gains.

BERNARD FROMOVITZ: Okay. All right. Thanks.

ERIC BILLINGS: Thank you.

OPERATOR: Once again, ladies and gentlemen, in order to ask a question, please press star, then the number one on your telephone keypad. And there are no further questions. Mr. Billings, do you have any closing remarks?

ERIC BILLINGS: No. We thank everybody for participating. Again, we apologize for the delay in the release, and we look forward to speaking to everybody next quarter.

OPERATOR: Ladies and gentlemen, this does conclude today’s conference call. At this time you may disconnect.